Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3, as amended (File No. 333-267101), the Registration Statement on Form S-8, as amended (File No. 333-264499), the Registration Statement on Form S-8, as amended (File No. 333-270355), and the Registration Statement on Form F-3 (File No. 333-282314) and the related Prospectus of our report dated May 8, 2025, with respect to the financial statements of ReTo Eco-Solutions, Inc., and its subsidiaries as of December 31, 2024 and 2023, and for the years ended December 31, 2024, 2023 and 2022.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

May 8, 2025